Exhibit 99.1

eBay Evolves Regional Markets Organization

Company aligns major markets under Senior Vice President Jay Lee

February 14, 2019 - eBay is bringing the company’s geographic regions together under one global leadership team that will be led by Jay Lee, Senior Vice President, General Manager, Markets. The markets included in the new structure will be the Americas, APAC, UK, Central and Southern Europe, as well as Cross-Border Trade. See eBay Inc.’s full leadership team at https://www.ebayinc.com/our-company/our-leaders/.

The key benefits of these changes are:

•	strategic alignment of global priorities (buyer growth, conversion, payments, advertising) across the company’s largest markets;

•	faster decision making and execution;

•	streamlined resource allocation with a greater impact on global priorities; and

•	improved and simplified collaboration with the Core Product and Technology (CPT) organization, led by CTO Steve Fisher.

Lee has been with eBay since 2002, and has played an instrumental role in eBay’s growth and success over the years, having led EMEA since 2017 and APAC prior to that. He has driven a relentless focus on the customer, guided growth in both regions, established eBay as a world leader in cross-border trade and established market leading positions in key countries like Korea and Australia.

He will act as interim head of the Americas while a search is conducted for a new Americas leader who will report to Lee. Scott Cutler will be leaving eBay after four years with the organization, first as president of StubHub and then as SVP of the Americas for eBay.

To ensure each market remains responsive to the needs of their customers, local teams will focus on inventory and merchandising, advertising, marketing, seller and brand acquisition, buyer acquisition and retention, shipping and fulfillment, and payments activation.

Forward-Looking Statements
This communication contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries.  These statements are based on eBay’s current expectations, forecasts and assumptions and involve risks and uncertainties.   Actual results could differ materially from those predicted or implied in this communication for a variety of reasons. You can find more information about risks, uncertainties and other factors that could affect our operating results in our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay’s Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.  You should not rely on any forward-looking statements. All information in this communication is as of February 14, 2019, and we do not intend and undertake no duty to update this information.